EXHIBIT 99.13





                                October 24, 1994


Zions Bancorporation
1380 Kennecott Building
Salt Lake City, Utah  84133

Ladies and Gentlemen:

         The undersigned understands that Zions Bancorporation ("Zions Bancorp") and its subsidiary, Zions First National Bank ("Zions Bank"), are about to enter into an Agreement and Plan of Reorganization (the "Agreement") with First Western Bancorporation (the "Company") and First Western National Bank (the "Bank"). The Agreement provides for the merger of the Company with and into Zions Bancorp (the "Holding Company Merger"), and the merger of the Bank into Zions Bank (the "Bank Merger"), and the conversion of outstanding shares of Company Common Stock and Bank Common Stock into Zions Bancorp Common Stock in accordance with the formula therein set forth.

         In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants and agrees that at the Bank
Shareholders' Meeting contemplated by Section 4.1(b) of the Agreement (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the merger agreement entered into thereunder and the Bank Merger the shares of Bank Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Bank Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that it will use its best efforts to cause any other shares of Bank Common Stock over which it has or shares voting power to be voted in favor of the Agreement and the merger agreement entered into thereunder and the Bank Merger.

         The undersigned further represents, warrants and agrees that beginning upon the authorization and execution of the Agreement by the Company and the Bank until the earlier of (i) the consummation of the Bank Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

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Zions Bancorporation
October 24, 1994
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                  (a) vote any of the  Shares,  or  cause or  permit  any of the
         Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving the Company or the Bank or any of its subsidiaries which would have the effect of assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate thereof over the Company or the Bank or any substantial portion of the assets of either of them or assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate, or the Company or a wholly-owned subsidiary of the Company, of any subsidiary of the Company or the Bank or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person,
         whether  through   ownership  of  securities,   through  any  contract,
         arrangement or understanding or otherwise.

                  (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person other than Zions Bancorp or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph (a), above) of the Company or the Bank, any of the subsidiaries of either of them or any substantial portion of its assets or those of any subsidiary thereof or to any other person (other than Zions Bancorp or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control, (iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or
         (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

         It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of the Company or the Bank, from acting, in its capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any

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Zions Bancorporation
October 24, 1994
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securities  beneficially  owned by the undersigned as a trustee or fiduciary for another, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                               Very truly yours,

                                               SN, LTD.


                                          By:  /s/ I.D. Nightingale
                                              ------------------------------
                                               Its: General Partner

Accepted and Agreed to:
ZIONS BANCORPORATION


By:  /s/ Gary L. Anderson
    ----------------------------
Title:  Senior Vice President
      --------------------------


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Zions Bancorporation
October 24, 1994
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Name of Shareholder:  SN, LTD.


                           Shares of Common Stock of
                          First Western National Bank
                               Beneficially Owned
                             As of October 24, 1994


  Name(s) of                                                    Number of
Record Owner(s)            Beneficial Ownership 1                 Shares
- --------------             ----------------------             -------------
SN, LTD                     I.D. Nightingale                      56097

- --------
1 For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his spouse, together with his spouse) to direct the voting of such shares.

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